Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 21, 2010	President and CEO
or
Pamela M. Gregio
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FIRST QUARTER ENDED SEPTEMBER 30, 2010

NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA—WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $59 thousand or $0.03 per diluted share, for the three months ended September 30, 2010 as compared to net income of $171 thousand or $0.08 per diluted share for the same period in 2009. The $112 thousand decrease in net income during the quarter was primarily attributable to a $108 thousand decrease in net interest income, a $28 thousand decrease in non-interest income and a $6 thousand increase in provisions for loan losses, which were partially offset by a $25 thousand decrease in income tax expense and a $5 thousand decrease in non-interest expense. The decrease in net interest income is attributable to a $578 thousand decrease in interest income, which was partially offset by a $470 thousand decrease in interest expense. The decrease in interest income was primarily due to lower rates of interest earned on financial assets during the quarter ended September 30, 2010 when compared to the same period in 2009. The decrease in interest expense was primarily attributable to the payoff of FHLB long-term borrowings, lower rates and pay downs on short-term borrowings and lower rates paid on deposits during the quarter ended September 30, 2010 when compared to the same period in 2009. We expect our interest costs on fixed rate legacy long-term FHLB advances to decline substantially during the remainder of the fiscal year ending June 30, 2011 as these legacy long-term FHLB advances continue to mature (see table below), and reprice at today’s materially lower rates of interest. The decrease in non-interest income was primarily attributable to a $19 thousand decrease in service charges on deposit accounts. The decrease in income tax expense was primarily attributable to lower levels of taxable income. The decrease in non-interest expense was primarily attributable to a decrease in employee related expenses which was partially offset by an increase in federal deposit insurance expense.

The Company’s first quarter earnings were adversely impacted by low market interest rates and, to a lesser extent, the high fixed interest costs associated with the fixed rate legacy long-term FHLB advances. This period of low interest rates is expected to continue throughout most of fiscal year 2011. During the quarter ended September 30, 2010, we repaid $25 million of long-term FHLB advances, which had rates of 5.77%, reduced our total assets by approximately $37 million and thereby increased our Tier I leverage capital ratio from 8.21% at June 30, 2010 to 8.60% at September 30, 2010.

Looking ahead, we continue to believe that our net interest income will improve as we continue to repay or reprice our legacy fixed rate long-term FHLB advances throughout fiscal year 2011. Our legacy fixed rate long-term FHLB advances, taken out a number of years ago when interest rates were higher, will mature as shown below.

Quarter Ended	Amount/$MM	Weighted Avg. Rate
12/31/10	$35.0	5.44%
03/31/11	$10.0	4.99%
06/30/11	$17.0	5.28%

We expect that these legacy fixed rate long-term FHLB advances will be paid off or reprice at much lower rates of interest.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2010 (Unaudited)	June 30, 2010 (Unaudited)
Total assets	$317,944	$354,668

Cash and Cash Equivalents	1,714	2,198

Certificates of Deposits	7,357	8,605

Investment securities held-to-maturity	134,465	153,193

Mortgage-backed securities held-to-maturity	98,973	114,986

Net loans receivable	56,707	56,315

Deposits	192,477	201,922

FHLB advances: long-term	84,500	109,500

Other short-term borrowings	10,000	12,510

Equity	27,534	27,795

Book value per share – Common Equity	13.38	13.51

Book value per share – Tier I Equity	14.47	14.59

Annualized return on average equity	0.07%	0.10%

Annualized return on average assets	0.85%	1.22%

Tier I leverage ratio	8.60%	8.21%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2010	2009
Interest income	$2,621	$3,199
Interest expense	1,743	2,213

Net interest income	878	986
Provision for loan losses	9	3

Net interest income after provision for loan losses	869	983
Non-interest income	125	153
Non-interest expense	905	910

Income before income tax expense	89	226
Income taxes	30	55

NET INCOME	$59	$171

EARNINGS PER SHARE:
Basic	$0.03	$0.08
Diluted	$0.03	$0.08

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,070,085
Diluted	2,057,930	2,070,085